Exhibit 10.10

SECOND AMENDED AND RESTATED

LETTER OF CREDIT FACILITY AGREEMENT

This Agreement is made this 24th day of April, 2012

by and between

PBF Holding Company LLC,

a company entity duly established and operating under the laws of Delaware

United States of America

having its principal office at

1 Sylvan Way, 2nd Floor

Parsippany, NJ 07054-3887

(hereinafter referred to as “Holdings”)

and

Paulsboro Refining Company LLC,

a company entity duly established and operating under the laws of Delaware

United States of America

having its principal office at

1 Sylvan Way, 2nd Floor

Parsippany, NJ 07054-3887

(hereinafter referred to, individually, as “Paulsboro Refining”)

and

Delaware City Refining Company LLC,

a company entity duly established and operating under the laws of Delaware

United States of America

having its principal office at

1 Sylvan Way, 2nd Floor

Parsippany, NJ 07054-3887

(hereinafter referred to, individually, as “Delaware City Refining”,

and, collectively with Holdings and Paulsboro Refining, as the “Clients”)

and

BNP Paribas (Suisse) SA,

a bank incorporated and organised under Swiss law

having its principal place of business at

2, Place de Hollande

CH—1211 Geneva 11 / Switzerland

(hereinafter referred to as the “Bank”)

WHEREAS

-	Holdings (a) has entered into (i) the Crude Oil Sales Agreement, effective January 1, 2011, with Saudi Arabian Oil Company, a company organized under the laws of the Kingdom of Saudi Arabia (the “Beneficiary”), and Statoil (as defined below), (ii) the Crude Oil Sales Agreement, effective July 14, 2011, with the Beneficiary, and (iii) the Crude Oil Sales Agreement effective September 14, 2011, with the Beneficiary (each such contract, as amended, modified, amended and restated, or supplemented from time to time as permitted hereunder, an “Existing Purchase Contract”, and collectively, the “Existing Purchase Contracts”), in the case of each of clauses (i)-(iii) for the purchase, from time to time, of crude oil, vacuum gas oil, straight run fuel oil and similar hydrocarbons (the

“Hydrocarbon Assets”) and (b) may enter into Additional Purchase contracts (as defined below, and such Additional Purchase Contracts together with the Existing Purchase Contracts, the “Purchase Contracts” and each a “ Purchase Contract”) from time to time. As used herein, an “Additional Purchase Contracts” shall mean all additional crude oil sales agreement entered into from time to time after September 29, 2011 by Holdings and Beneficiary, to the extent that they are designed as “Additional Purchase Contracts / Additional Agreements” in writing by Clients and Acknowledged as such in writing by both Bank and Statoil (as defined below), as such contracts may be amended, modified, amended and restated, or supplemented from time to time as permitted hereunder, and “Additional Purchase Contract” shall mean each such agreement;

-	(i) Paulsboro Refining is a party to the Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of December 16, 2010, as amended by the First Amendment to Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of January 7, 2011, the Second Amendment to Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of April 26, 2011, and the Third Amendment to Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of July 28, 2011 (as so amended and further amended, modified, amended and restated, or supplemented from time to time as permitted hereunder, the “Paulsboro Sale Contract”), with Statoil Marketing & Trading (US) Inc., a company incorporated in Delaware, United States of America (“Statoil”), and (ii) Delaware City Refining is a party to the Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of April 7, 2011, as amended by the First Amendment to Crude Oil/Feedstock Supply/Delivery and Services Agreement, dated as of July 29, 2011 (as so amended and further amended, modified, amended and restated, or supplemented from time to time as permitted hereunder, the “Delaware City Sale Contract”, and together with the Paulsboro Sale Contract, the “Sale Contracts”, and each a “ Sale Contract”), with Statoil, in the case of each Sale Contract, for the supply of Hydrocarbon Assets by the Clients, from time to time, pursuant to which Statoil is required to deliver to Paulsboro Refining or Delaware City Refining, as applicable, a cargo confirmation notice issued to Paulsboro Refining or Delaware City Refining, as applicable, and Bank, as standby letter of credit issuer for Holdings, for each shipment of Hydrocarbon Assets (collectively, the “Cargo Confirmation Notices”) and purchase the Hydrocarbon Assets in accordance therewith for delivery to DES Paulsboro, Delaware City or another location agreed upon by Statoil and the Clients (each a “Destination Point,” and collectively, the “Destination Points”) (in each case, as such Destination Point is specified by the Clients to Statoil and included in the then current Cargo Confirmation Notice, a copy of which Cargo Confirmation Notice shall be delivered to the Bank in accordance with Clause 2.1);

-	The purchase price in respect of each shipment of Hydrocarbon Assets under the Purchase Contract is to be paid or guaranteed by means of a standby letter of credit (hereinafter collectively referred to as the “L/Cs” in the plural form and an “L/C” in the singular form) issued at the request, and on behalf, of Holdings in favour of the Beneficiary;

-	Holdings has (i) guaranteed Paulsboro Refining’s obligations under the Paulsboro Sale Contract pursuant to a Guaranty in favor of Statoil dated December 17, 2010, (ii) agreed to cooperate with and take all appropriate actions to enable and facilitate Paulsboro Refining’s performance under the Paulsboro Sale Contract pursuant to a Consent, Acknowledgement and Cooperation Agreement effective as of January 7, 2011 between Holdings and Statoil, and (iii) guaranteed Delaware City Refining’s obligations under the Delaware City Sale Contract pursuant to a Guaranty in favour of Statoil dated April 7, 2011;

-	(i) Holdings, Paulsboro Refining and Bank entered into that certain Uncommitted Letter of Credit Facility Agreement, dated as of January 25, 2011 (as amended by the First

Amendment to Uncommitted Letter of Credit Facility Agreement, dated as of February 18, 2011, and the Second Amendment to Uncommitted Letter of Credit Facility Agreement, dated as of March 3, 2011, the “Original L/C Facility Agreement”), whereby Bank provided an uncommitted letter of credit facility (the “Original Facility”) and issued L/Cs, from time to time, at the request, and on behalf, of Holdings in favour of Beneficiary, and (ii) Clients and Bank amended and restated the Original L/C Facility Agreement by entering into that certain Amended and Restated Letter of Credit Facility Agreement, dated as of April 26, 2011 (as amended by the First Amendment to Amended and Restated Letter of Credit Facility Agreement, dated as of July 29, 2011, the Second Amendment to Amended and Restated Letter of Credit Facility Agreement, dated as of September 21, 2011, the Third Amendment to Amended and Restated Letter of Credit Facility Agreement, dated as of September 29, 2011, and the Fourth Amendment to Amended and Restated Letter of Credit Facility Agreement, dated as of December 16, 2011, the “Existing L/C Facility Agreement”), in order to modify, replace and supersede in its entirety the Original Facility (as so amended, the “Existing Facility”), whereby Bank provided a partly committed and partly uncommitted letter of credit facility (the “Existing Facility”) and issued L/Cs, from time to time, at the request, and on behalf, of Holdings in favour of Beneficiary ;

-	Clients and Bank desire to amend and restate the Existing L/C Facility Agreement in its entirety as set forth herein (as so amended and restated, this “Agreement”) in order to modify, replace and supersede in its entirety the Existing Facility (as so amended, the “Facility”) to be, in part, a committed letter of credit facility of up to the Maximum Committed Amount (as hereinafter defined) outstanding at any time, under which Bank shall maintain the Existing L/Cs (as defined below) and issue additional L/Cs, from time to time, at the request, and on behalf, of Holdings in favour of Beneficiary upon the satisfaction of the applicable conditions precedent set forth in this Agreement;

-	To the extent in excess of the Maximum Committed Amount, up to the Maximum Facility Amount (as hereinafter defined) outstanding at any time, the Facility shall be an uncommitted letter of credit facility similar to the uncommitted tranche of the Existing Facility, under which Bank may issue L/Cs at its discretion, from time to time, on behalf of Holdings in favour of Beneficiary upon the satisfaction of the applicable conditions precedent set forth in this Agreement;

-	Each Client will benefit from the issuance of the L/Cs hereunder;

-	The Bank and Clients agree to amend and restate, replace and supersede in its entirety the Existing L/C Facility Agreement as set forth in this Agreement, and the Bank agrees to provide the Facility on the basis of the terms and conditions hereinafter set forth.

NOW, THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Scope of Agreement

1.1

Upon request by Holdings, from time to time, (a) if at the time of the request for, and at the time of, the issuance of an L/C, the increase of an L/C or the extension of an L/C, as applicable, the Aggregate Anticipated Exposure (as hereinafter defined) does not exceed the lesser of (i) USD 500,000,000 (United States dollars five hundred million) and (ii) the sum of (A) the Initial Commitment (as hereinafter defined) plus (B) the Aggregate Participant Commitment (as hereinafter defined) (such lesser of (i) and (ii), the “Maximum Committed Amount”), the Bank shall, subject to and in accordance with Clauses 1.6 and 1.10 below and the other terms and conditions of this Agreement, issue, increase or extend L/Cs, as applicable, in favour of the Beneficiary up to the Maximum Committed Amount,

and (b) otherwise in respect of the Aggregate Anticipated Exposure in excess of the Maximum Committed Amount, the Bank may, at its sole discretion and subject to and in accordance with Clauses 1.6 below and 1.10 below, and the other terms and conditions of this Agreement, issue, increase or extend L/Cs in favour of the Beneficiary, in the case of clauses (a) and (b), for the purposes set forth in the Recitals hereto.

“Aggregate Anticipated Exposure” means the sum (without duplication) of (i) the maximum amount of all outstanding L/Cs at any relevant time, plus (ii) all unreimbursed disbursements under all L/Cs at such time, plus (iii) the aggregate amount of all outstanding Advances (as hereinafter defined) at such time plus (iv) the maximum amount of the new, amended or extended L/C then being requested.

“Initial Commitment” means USD 225,000,000 (United States dollars two hundred and twenty-five million).

“Aggregate Participant Commitment” means the aggregate amount of all commitments with respect to L/Cs and Advances issued and funded hereunder, including, without duplication, those made via separate participation agreement with the Bank, excluding the Initial Commitment, as such amount may be notified to the Clients by the Bank in writing from time to time, which notice shall be binding. The Bank shall use commercially reasonable efforts to arrange for Participants with an Aggregate Participant Commitment of USD 275,000,000 (United States dollars two hundred and seventy-five million), and the Aggregate Participant Commitment shall at no time exceed such amount.

1.2	It is acknowledged and agreed that (a) the letters of credit listed on Schedule 3 hereto (the “Existing L/Cs”) were issued under the Existing L/C Facility Agreement and currently remain outstanding in accordance with the terms of the Existing L/Cs, and (b) such Existing L/Cs shall continue to be effective in accordance with their terms, are deemed to have been issued under Clause 1.1(a) above, are deemed to have been issued under and in accordance with this Agreement, and shall constitute L/Cs under this Agreement (and not the Existing L/C Facility Agreement, subject to Clause 15.4 below) for all purposes.

1.3	It is acknowledged and agreed that the L/Cs issued or requested to be issued pursuant to Clause 1.1(b) above are fully uncommitted, which means that the Bank may, in its sole and absolute discretion and without having to give reasons, reject any application for the issuance of such L/Cs.

1.4	Other than any increase or extension of an L/C that is required (and only to the extent so required) by Clause 1.1(a) above, no L/C shall be amended without the consent of the Bank, which consent the Bank may provide or withhold in its sole discretion.

1.5	Unless otherwise agreed in any individual application and to the extent not contrary to the express terms of this Agreement or the L/Cs, the L/Cs shall be issued subject to the Uniform Customs and Practice for Documentary Credits, Publication No 600, issued by the International Chamber of Commerce.

1.6	The Facility is revolving, i.e. Holdings may apply to the Bank for the extension of an L/C, the increase or decrease of the amount of an L/C or the issuance of another L/C, always subject to (a) the satisfaction of the conditions for the issuance, increase and extension of L/Cs set forth in Clause 2 hereinafter, (b) the Bank’s discretion set forth under Clause 1.1(b) above, as applicable, and (c) the aggregate limit set forth under Clause 1.7 hereinafter not being exceeded at any time in connection with or following the increase of the amount of such L/C, the extension of such L/C or the issuance of such new L/C.

1.7	The Aggregate Anticipated Exposure at any relevant time shall not exceed the lesser of:

(i) USD 750,000,000 (United States Dollars seven hundred and fifty million); and

(ii) the sum of (A) the Maximum Committed Amount, plus (B) the Initial Uncommitted Amount (as hereinafter defined), plus (C) the Aggregate Participant Uncommitted Amount (as hereinafter defined) (the lesser of (i) and (ii), the “Maximum Facility Amount”).

“Initial Uncommitted Amount” means USD 25,000,000 (United States Dollars twenty-five million).

“Aggregate Participant Uncommitted Amount” means all uncommitted amounts with respect to L/Cs and Advances issued and funded hereunder, including, without duplication, those made via separate participation agreement with the Bank, minus the Initial Uncommitted Amount, as such amount may be notified to the Clients by the Bank in writing from time to time, which notice shall be binding. The Bank shall use commercially reasonable efforts to arrange for Participants with an Aggregate Participant Uncommitted Amount of USD 225,000,000 (United States Dollars two hundred and twenty-five million), and the Aggregate Participant Uncommitted Amount shall at no time exceed such amount.

1.8	Each L/C shall set forth a maximum amount that may be drawn under such L/C at any relevant time, and the face or notional amount of such L/C shall be deemed to be such maximum amount for all purposes hereunder, including the calculations set forth in Clauses 1.1 and 1.7 above.

1.9	In the event that the aggregate (a) maximum amount of all L/Cs then outstanding hereunder - if necessary as converted into United States Dollars on the basis of the Bank’s spot exchange rate then prevailing, plus (b) all unreimbursed disbursements under all L/Cs, plus (c) the amount of all Advances then outstanding hereunder, exceeds the Maximum Facility Amount at any time for any reason whatsoever (such as for example following any revaluation of the L/Cs pursuant to Clause 1.13 below) and regardless of whether or not the Bank has agreed to or has knowledge of such excess, the Clients shall, upon the Bank’s written demand, make a cash deposit in United States Dollars with the Bank in an amount equivalent to or higher than 103% of such excess. Such cash deposit shall be pledged to and retained by the Bank and may be used freely by the Bank to cover any disbursements made or any Advances, interests or fees due for payment hereunder. To that effect, the Clients shall execute any security instrument or amendment to a security instrument as the Bank may require in accordance with usual bank practice.

1.10	The validity period of each L/C shall be limited to and thus not exceed 3 (three) months, such period to be calculated from the date of the issuance thereof until maturity of the last payment to be effected thereunder (the “Validity Period”). In the event that L/Cs are available by way of deferred payment rather than by payment at sight, the deferred payment period shall be included in (and thus not added to) the Validity Period.

1.11	Each L/C will be issued either in USD (the “Base Currency”) or in EUR (the “Alternative Currency”) at the option of Holdings.

1.12	[Reserved].

1.13	Revaluation of L/C; if any L/C is denominated in the Alternative Currency, the Bank shall on a daily basis or at such intervals as the Bank may in its entire discretion select recalculate the Base Currency amount of said L/C by converting the outstanding amount of such L/C into the Base Currency on the basis of the Bank’s then prevailing spot exchange rate.

1.14	The Clients acknowledge that the L/Cs issued by the Bank pursuant to this Agreement shall constitute undertakings independent from the underlying commercial transactions and that the Bank will make payment to the Beneficiary under the L/Cs against presentation of a claim and of documents which on their face appear to be in order (and otherwise in accordance with the Uniform Customs and Practice for Documentary Credits, Publication No 600), regardless of whether or not the said underlying commercial transactions have been properly conducted and regardless of whether the Clients and/or any other person raise objections, defences or counterclaims. Each Client therefore irrevocably waives any right it may have to raise any objection of any kind with a view to discharging itself from its reimbursement obligations to the Bank and its obligations hereunder shall not be affected by the sufficiency, accuracy or genuineness of any claim or any other document, or any incapacity of, or limitation on the powers of, any person signing a claim or other document. The Clients undertake not to seek or commence any legal or other action to hinder the Bank from performing its obligations or seeking reimbursement from the Clients hereunder, save if the claim presented to the Bank is abusive.

2.	Conditions for the issuance, increase and extension of L/Cs and funding of Advances.

2.1	All requests for the issuance, increase or extension of L/Cs pursuant to this Agreement shall be made using the form of utilisation request set forth in Schedule 1 (the “Utilisation Request”). Each Utilisation Request, together with a Cargo Confirmation Notice issued by Statoil to Paulsboro Refining or Delaware City Refining, as applicable, and Bank, as standby letter of credit issuer for Holdings, in the form of the Cargo Confirmation Notice attached as Exhibit I to the Security Agreement (as defined below), but referencing the applicable Purchase Contract and the applicable Sale Contract, relating to the Hydrocarbon Assets covered by the L/C to be issued, shall be submitted to the Bank at least 2 (two) Geneva banking days before the requested date of issuance of the L/C and within a period starting on the Effective Date of this Agreement and finishing on the Termination Date as per Clause 14 below, unless this term is extended by the Bank (the “Availability Period”).

2.2	The contents, wording and conditions of the L/Cs and any amendments thereto shall be proposed by and the L/Cs amended and issued at the Clients’ sole risk and responsibility. Before issuing or amending the L/C, the Bank however reserves its right to reject and/or to propose modifications to the contents, wording and conditions of the L/C or any amendments thereto.

2.3	In addition, upon the Bank’s request, the Clients shall make available to the Bank any information or document reasonably required by the Bank (a) for the purpose of ascertaining the existence, legitimacy, commercial background and effectiveness of the transaction proposed to be supported by the L/C, and (b) in the connection with a request for an Advance, including, without limitation, information regarding the status of the transportation of the applicable Hydrocarbon Assets.

2.4	In addition to the provisions of Clauses 2.1, 2.2 and 2.3 herein above, it is a condition precedent for the issuance, increase or extension by the Bank of any L/C hereunder, or the funding by the Bank of any Advance hereunder, that:

(a)	all approvals, licenses and registrations necessary to conduct the contemplated underlying transactions have been obtained beforehand and to the entire satisfaction of the Bank; and

(b)	no Event of Default within the meaning of Clause 9 hereof has occurred or is continuing; and

(c)	all the representations made and warranties given under Clause 6 hereof are true and accurate as at the date of the Utilisation Request, the Borrowing Request or the request for increase or extension, as applicable, and the date of issuance, increase or extension of the relevant L/C or the funding of the Advance, as applicable; and

(d)	the date of Issuance, increase or extension of the relevant L/C or the funding of the Advance is within the Availability Period as herein defined; and

(e)	the maximum amount of the relevant L/C or Advance, as applicable, and the Validity Period of the relevant L/C (including, in each case, after any increase or extension) are consistent with the other terms and conditions of this Agreement; and

(f)	in the case of an L/C, to the extent that such L/C is to be issued, increased or extended under Clause 1.1(b) above, the Bank shall have, in its sole discretion, elected to issue, increase or extend such L/C; and

(g)	in the case of an Advance, the Bank shall have, in its sole discretion, elected to fund such Advance.

3.	Advances

3.1	If a shipment of Hydrocarbon Assets covered by an L/C has not yet arrived to the Destination Point specified by the Clients to Statoil and included in the applicable Cargo Confirmation Notice, and is not expected to arrive at such specified destination point prior to the date on which payment therefore is due to the Beneficiary under the applicable Purchase Contract (the “Payment Date”), then on the second Geneva business day prior to the Payment Date, Holdings may request that the Bank make an advance (each, an “Advance”) by the Payment Date for the benefit of Holdings to pay the Beneficiary for such Hydrocarbon Assets covered by such L/C, subject to the satisfaction of the conditions precedent to the funding of an Advance set forth in Clause 2 above. Each request for an Advance shall be in writing in substantially the form of Schedule 2 hereto (each, a “Borrowing Request”). The amount of such Advance shall not exceed the actual amount invoiced by the Beneficiary for such shipment of Hydrocarbon Assets. Notwithstanding anything to the contrary in this Agreement, the Bank may refuse to make an Advance, regardless of whether a Borrowing Request has been delivered, if a Client has informed the Bank or the Bank otherwise has knowledge that the Beneficiary has received payment for the applicable Hydrocarbon Assets.

3.2	The Bank may accept or reject, in its sole discretion with no explanation therefor, any request for an Advance. If the Bank agrees to make an Advance, it shall pay the amount thereof directly to the Beneficiary as full payment for the applicable shipment of Hydrocarbon Assets. No Advance shall be funded from the Bank directly to either Client.

4.	Disbursements and reimbursement

4.1	The Clients hereby irrevocably and unconditionally authorise the Bank to pay any claim made and/or documents submitted under an L/C requested by Holdings and which appear on their face to be in order (a “claim”).

4.2	The Clients hereby irrevocably and unconditionally undertake to reimburse any amount disbursed by the Bank following a claim under an L/C in the same currency and on the same value date of such payment by the Bank. To that effect, the Clients undertake to deposit on Holdings’ current USD/EURO (whichever applicable) account with the Bank an amount at least equivalent to the amount due under the L/C, no later than 13.00 Geneva time on the date the Bank has to effect the payment under the L/C. The Bank will notify the Clients in writing of the payment date under the L/C at least 2 (two) Geneva banking days before such payment is made, unless the terms of the L/C require that payment be made by the Bank within a shorter period of time after a claim is made under such L/C.

4.3	The Clients hereby irrevocably and unconditionally undertake to reimburse any Advance funded by the Bank hereunder upon the earlier of (a) the Termination Date and (b) fifteen (15) Geneva banking days after the funding of such Advance, in each case in United States dollars.

4.4	Each Advance hereunder shall bear interest at the Cost of Funds (as hereinafter defined) plus 1.5% p.a. (one and a half percent per annum) from the day after the Advance was made until such Advance is repaid. “Cost of Funds” means the actual cost of funding of the Bank (as determined by the Bank’s treasury department on the basis of the Reference Bank Rate (as hereinafter defined)). For the purpose of this definition, the “Reference Bank Rate” shall mean the arithmetic means of the rates (rounded upwards to four decimal places) quoted to the Bank by one or more banks selected by the Bank for obtaining matching deposits in the relevant Interbank Market in a currency, in an amount and for an advance period identical to that of the relevant Advance. Any amount of any Advance, any reimbursement of principal of any L/C disbursement as well as of commissions and fees as per Clause 5 hereinafter shall, in each case if unpaid on its due date, bear interest at the “overnight” Cost of Funds rate then prevailing in respect of the relevant currency, plus a margin of 3% p.a. (three percent per annum). Interest on delayed payments shall accrue on a daily basis until payment and be calculated on an “actual/360” basis.

4.5	The Clients shall reimburse the Bank for all out-of-pocket reasonable expenses incurred by the Bank under or in respect of any L/C issued (including all amendments thereto) or any Advance funded at its request (including postal charges and other means of communication charges) and the Clients shall in addition reimburse the Bank for all expenses incurred by the Bank under this Agreement, the Security Agreement and any other agreement or document entered into in connection therewith which expenses cannot be attributed to a particular L/C within 2 (two) Geneva banking days from the date of the Bank’s written request, together with reasonable documentary evidence of the out-of-pocket reasonable expenses incurred. The Clients shall immediately on demand indemnify the Bank against any cost, expense (including but not limited to postal charges, other means of communication charges and reasonable legal fees) loss, liability or damage incurred by the Bank (otherwise than by reason of the Bank’s gross negligence or wilful misconduct) in acting as the issuing bank under any L/C, or as the lender with respect to any Advance, requested by Holdings, or in acting as an attorney under any power of attorney granted in connection with this Agreement, the Security Agreement, the Account Agreement or any related agreement.

4.6	The Bank shall be entitled to retain any document received as part of a claim under an L/C until the Bank’s disbursements under said L/Cs (or any related Advances) have been reimbursed in full as aforesaid. To the extent that said documents are documents of title, the Clients hereby agree that the Bank shall hold the documents as pledgee to secure the reimbursement of all sums due to the Bank hereunder.

4.7	Any and all amounts due by the Clients to the Bank under this Agreement (whether related to any L/C or any Advance), including but not limited to principal, interest, commissions and fees, shall be paid free and clear of any present and future taxes, levies, withholdings, charges or other similar taxes, which shall be fully supported by the Clients and furthermore shall not be subject to any offset or counterclaim. If the Clients are compelled by any applicable law or treaty to pay any such taxes or make any such deductions, then the amounts due by the Clients hereunder shall be increased so as to ensure that the Bank shall receive a net amount equal to the full amount which it would have received without any such taxes or deductions.

4.8	If the Bank receives a payment from the Clients that is insufficient to discharge all the amounts then due and payable by the Clients under this Agreement, the Bank shall apply that payment towards the obligations of the Clients in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Bank under this Agreement;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

5.	Commissions and fees

5.1	In consideration for the Bank issuing L/Cs hereunder and, if applicable, extending and increasing L/Cs hereunder, the Clients shall pay to the Bank an issuance commission to be calculated on the maximum amount from time to time of each L/C so issued (including any such extension or increase thereto), at the rate of 1.5% p.a. (one and a half percent per annum); provided, that (i) in the case of an issuance of an L/C, such commission shall not be less than the amount that would be due if the L/C were outstanding for thirty days (whether or not the L/C is outstanding for such duration), and (ii) in the case of an increase of an L/C, if clause (i) above has otherwise increased the commission payable with respect to such L/C, then the number of days in the thirty day period of calculation with respect to which the increased amount of the L/C shall apply shall be the difference of thirty days minus the number of days since the issuance of such L/C.

5.2	The issuance commission shall be calculated on an “actual/360” basis on the last business day of each calendar month on the basis of the actual number of calendar days of utilisation. The commission shall accrue from the date of issuance of each L/C until the earlier of its expiry date (including any extension thereof) or the date of the Bank’s disbursement thereunder. In the event that the maximum amount of an L/C is increased, such increased amount shall be taken into account beginning on the effective date of such increase for purposes of calculating the commission for such L/C. In the event that partial payments are made by the Bank under an L/C, then the issuance commission shall continue to accrue and be charged on the undisbursed portion of said L/C until expiry (after giving effect to any extensions) or full disbursement. The issuance commission shall be due and payable within 2 (two) Geneva banking days following the end of each calendar month.

5.3	[reserved].

5.4	In consideration for the Bank arranging the Facility and arranging for Participants in connection herewith, the Clients shall pay on the date hereof to the Bank an arrangement fee in an amount equal to USD 100,000 (United States Dollars one hundred thousand).

5.5	In consideration for the commitments hereunder and the entering into of the Facility by the Bank, the Clients shall pay on the date hereof to the Bank upfront fees in an aggregate amount equal to (a) 0.25% of (i) the Maximum Committed Amount minus (ii) USD 350 million (United States Dollars three hundred and fifty million) plus (b) 0.15% of USD 350 million (United States Dollars three hundred and fifty million).

5.6	In consideration for the provision of the committed portion of the Facility, the Clients shall pay to the Bank a commitment fee which shall accrue at the rate of 0.375% p.a. (three- eighths of one percent per annum) on the unused portion of the Maximum Committed Amount, which shall be due and payable within 2 (two) Geneva banking days following the end of each calendar quarter.

5.7	In the event that an L/C is to be amended (other than to extend such L/C to cover a new shipment of Hydrocarbon Assets or increase such L/C), the Bank shall be entitled to charge an amendment fee at a rate equal to CHF 250 (Swiss Franc two hundred fifty), which, for the avoidance of doubt, such fee shall be payable in the equivalent amount of United States Dollars.

5.8	The Bank’s other fees, if any, shall be charged in accordance with the rates negotiated on a case by case basis; provided that the confirmation fee payable to the Bank for the account of its affiliate, BNP Paribas Paris, for each L/C shall be no more than USD $1,000.00 (United States Dollars one thousand) per L/C confirmation.

5.9	For the avoidance of doubt, the provisions of Clause 4.4 (interest on delayed payments) and 4.7 hereof (payments to be free of tax) shall also apply to commissions and fees.

5.10	For the avoidance of doubt, the parties hereto acknowledge and agree that (a) the fees and commissions specified in this Article 5 are the only fees and commissions payable by the Clients to the Bank and/or any Participant in connection with the Facility and (b) the fees specified in Clauses 5.5 and 5.6 hereof shall be payable to the Bank to be divided among the Participants holding any of the Aggregate Participant Commitment based on their pro rata share of the Aggregate Participant Commitment.

6.	Representations and warranties

Each Client represents and warrants to and for the benefit of the Bank that:

6.1	It is a company legally organized and validly existing under the laws of Delaware (United States of America) and it has all requisite power and authority to own its assets and to conduct its operations in the manner in which they are currently owned and conducted;

6.2	it has all the necessary corporate powers and authority to execute, deliver and perform its obligations under this Agreement, the Security Agreement and any other agreement or document entered into in connection with the issuance of the L/Cs and the funding of Advances; the execution, delivery and performance by it of this Agreement, the Security Agreement and any other agreement or document entered into in connection with the issuance of the L/Cs and the funding of the Advances has been duly authorised through all necessary corporate action on its part; and this Agreement, the Security Agreement and any other agreement or document entered into in connection with the issuance of the L/Cs and the funding of Advances have been duly and validly executed and delivered by it and constitute its legal, valid and binding obligation, enforceable against it in accordance with their terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to principals of equity, regardless of whether considered in a proceeding in law or in equity. In addition, it has obtained and will obtain all public authorisations, approvals and/or permits necessary to conduct the transactions contemplated hereunder and to fulfil its obligations towards the Bank as herein defined;

6.3	there is no legal action pending or, to the best of its knowledge, threatened against it in writing which might affect its ability to fulfil any of its obligations hereunder;

6.4	there is no provision of any law or regulation currently in force, nor any provision of its certificate of formation, limited liability company agreement, other organizational document, nor any provision of any mortgage, any security agreement or any existing contract or agreement binding upon it, which would either prevent or hinder the issuances of the L/C’s, the funding of the Advances or the performance by it of its obligations hereunder;

6.5	its obligations under this Agreement are direct and non-subordinated obligations, which in all events will rank at least pari-passu with all other present and future direct and non- subordinated obligations;

6.6	It is not in default in the performance, observance or fulfilment of any obligation, covenant or condition in any agreement to which it is a party or by which it may be bound, and no litigation or administrative proceedings are presently pending or, to its knowledge threatened against it in writing, which default, litigation or proceedings would have a material adverse effect on its business, assets or financial standing or which seeks to terminate or calls into question the validity or enforceability of this Agreement, the Security Agreement or any other agreement or document entered into in connection with the issuance of the L/Cs or the funding of the Advances. No event has occurred or is threatening that constitutes or would constitute an Event of Default under Clause 9 hereof;

6.7	the written statements and the written information made or furnished by it to the Bank are complete and accurate, and it has no knowledge of any facts or circumstances, which if delivered to the Bank, would, in the Bank’s reasonable opinion, negatively influence the Bank’s decision to enter into this Agreement;

6.8	its accounts are prepared in accordance with generally accepted accounting principles in the United States (GAAP) and audited by certified public auditors. Its latest Balance Sheet and the Statement of Income delivered hereunder (the “Original Financial Statements”), fairly represent in all material respects its financial position and the results of its operations as of the dates and for the periods indicated therein. There has been no material adverse change in its financial position (including contingent liabilities) from that set forth in the Original Financial Statements delivered, and it has not entered into any material direct or contingent obligation and is not subject to any material unrealised or expected losses, which are not disclosed by or reserved against in such account or in subsequent interim reports;

6.9	none of the entering into this Agreement, the issuance of the L/C’s, the funding of the Advances, the use of proceeds thereof, or the granting of liens under the Security Agreement to secure the obligations hereunder constitutes (i) a breach of any agreement or undertaking (including any negative covenant or negative pledge) of any Client with any third party, which would have a material adverse effect on its business, assets or financial condition or (ii) any default under any of (a) that certain Amended and Restated Revolving Credit Agreement, dated as of May 31, 2011, by and among the Clients, as borrowers, the other parties thereto, and UBS AG, Stamford Branch, as Administrative Agent, as amended by Amendment No. 1 to Amended and Restated Revolving Credit Agreement, dated as of January 20, 2012, and Amendment No. 2 and Increase Joinder Agreement to Amended and Restated Revolving Credit Agreement, dated as of March 13, 2012, and as modified by the Partial Release of Liens, dated as of February 9, 2012 (as so amended and modified and as further amended, restated, supplemented or otherwise modified), and (b) that certain Indenture, dated as of February 9, 2012, by and among the Clients, PBF Finance Corporation, the other Guarantors party thereto, Wilmington Trust, National Association, as Trustee, and Deutsche Bank Trust Company Americas (as amended, restated, supplemented or otherwise modified) (the agreements identified in clauses (a) and (b) of this subclause (ii) are herein referred to as the “PBF Financing Documents”);

6.10	it is in compliance with the laws applicable to it, including, without limitation, all tax and environmental laws non-compliance with which may have a material adverse effect on its ability to perform under this Agreement;

6.11	it has no overdue tax liabilities, other than (i) those it has disclosed to the Bank; (ii) those it is contesting in good faith by appropriate proceedings and in respect of which adequate reserves have been established; or (iii) those the non-payment of which would not have a material adverse effect on its business, property, assets, operation or financial condition;

6.12	all information/documentation provided by it is accurate and complete;

Each of the representations and warranties set out above shall be deemed to be repeated as at the date of any Utilisation Request, the date of any request for an increase or extension of an L/C, the date of any issuance, increase or extension of an L/C, the date of any Borrowing Request, and the date of any funding of an Advance.

7.	Undertakings

Each Client hereby irrevocably and unconditionally undertakes until such time as the Maximum Facility Amount is cash collateralized at 103% of the amount thereof (except for Clause 7.12, which shall be respected at all times during the term of this Agreement and each L/C):

7.1.	to notify without delay the Bank of any material change of ownership as well as of any Event of Default under Clause 9 below, or any other event, which would jeopardise or endanger its capacity to fulfil its payment obligations towards the Bank;

7.2.	to give the Bank prompt notice of any action, suit or proceedings in or before any court, or board of arbitration or administrative body or commission against or affecting it which, if adversely determined, might be reasonably expected to have a material adverse effect on its business, property, assets, operations or financial condition;

7.3.	to provide the Bank with a copy of the consolidated audited financial statements of Holdings within 6 months of the end of Holdings’ financial year;

7.4.	to furnish the Bank with any other information that may have a material effect on its financial position;

7.5.	not to, without the prior approval of the Bank, through one or several transactions simultaneously change its main business purpose as a whole, either through divestments or acquisitions, etc.;

7.6.	to provide the Bank with a fully executed copy of each Purchase Contract within five days of receipt by either Client of a copy of such Purchase Contract executed by the Beneficiary;

7.7.	to insure its actual and future assets against all risks in a way which is standard for companies with a similar business activity, more particularly to insure the Hydrocarbon Assets covered by the L/Cs to be issued and any Advances that may be funded by the Bank and to procure that the Bank is named loss payee or co-insured under any insurance covering such Hydrocarbon Assets;

7.8.	to promptly upon the request of the Bank, supply or procure the supply of such documentation and other evidence as is reasonably requested by the Bank in order for the Bank to carry out all necessary “Know Your Customer” or other similar checks on customers under all applicable laws for the purposes of the transactions contemplated in this Agreement;

7.9.	not to, without the prior approval of the Bank, amend, amend and restate, supplement or otherwise modify any Purchase Contract in a manner adverse to the interests of the Bank or either Client; provided that Holdings shall promptly deliver to the Bank a copy of any such amendment, amendment and restatement, supplement or modification;

7.10.	to provide instructions to the Beneficiary in the form of Schedule 4 hereto, which shall apply with respect to each shipment of Hydrocarbon Assets and related Bills of Lading (as defined in the Security Agreement), and to cause the Bills of Lading to be delivered in accordance with the principles set out in Clauses 8(b) and 8(d) hereof;

7.11.	to channel the payment to be made to the Beneficiary under any Purchase Contract in cancellation of the L/Cs issued by the Bank through Holdings’ account(s) with the Bank; and

7.12.	not to engage in any business with any country, company or person sanctioned by (a) the United States of America and as specified by the U.S. Department of the Treasury Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons, as such list may be updated from time to time, (b) the European Union and as specified on the website of the French Direction generale du Tresor at http://www.dgtpe.minefi.gouv.fr/directions_services/dgtpe/sanctions/sanctions.php, as such website may be updated from time to time, or (c) Switzerland and as specified on the website of the Swiss State Secretariat for Economic Affairs at http://www.seco.admin.ch/themen/00513/00620/00622/index.html?lang=fr or on the website of the Swiss Federal Authorities at http://www.admin.ch/dokumentation/gesetz/00068/index.html?lang=fr&unterseite=yes, in each case, as such websites may be updated from time to time.

8.	Security

As security for the Clients’ obligations under this Facility, and any extension or renewal thereof or successor thereto, the Clients:

(a)	as of January 25, 2011, have executed a Security Agreement with Bank (as amended by the First Amendment to Security Agreement dated February 18, 2011, the “Original Security Agreement”), as of April 26, 2011, have amended and restated the Original Security Agreement by executing an Amended and Restated Security Agreement with Bank (as amended by the First Amendment to Amended and Restated Security Agreement dated July 29, 2011, the Second Amendment to Amended and Restated Security Agreement dated September 21, 2011, the Third Amendment dated September 29, 2011 and the Fourth Amendment dated December 16, 2011, the “Existing Security Agreement”), and as of even date herewith, have amended and restated the Existing Security Agreement by executing the Second Amended and Restated Security Agreement with Bank (as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Security Agreement”), pursuant to which each Client has pledged and granted to Bank, as collateral security for the payment and performance in full of all of the Secured Obligations (as defined in the Security Agreement), a Lien on all of the right, title and interest of such Client in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)	all Saudi Oil (as defined in the Security Agreement);

(ii)	all Receivables (as defined in the Security Agreement) arising from the sale or other disposition of any Saudi Oil;

(iii)	all Contracts (as defined in the Security Agreement), bills of lading and other documents of title pertaining to the foregoing; and

(iv)	all Proceeds (as defined in the Security Agreement) and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Client from time to time with respect to any of the foregoing.

(b)	procure that the Beneficiary shall send, or shall cause Arab Petroleum Pipelines Company (“SUMED”), the Beneficiary’s supplier and the operator of the loading terminal for Hydrocarbon Assets purchased under the Initial Purchase Contract, or any other agent of the Beneficiary (if any), to send, the Bills of Lading relating to the Hydrocarbon Assets directly to the Bank, or if such Bills of Lading are received by the Clients from SUMED, the Beneficiary or its agent (as applicable), immediately send such Bills of Lading to the Bank,

(c)	procure to insure the Hydrocarbon Assets covered by the L/Cs issued by the Bank and Advances funded by the Bank and to have the Bank named loss payee or co-insured under any such insurance cover;

(d)	have granted the Bank a power of attorney to endorse any Bills of Lading relating to the Hydrocarbon Assets on behalf of the Clients to the order of the Bank;

(e)	with respect to any claims which the Bank may have against the Clients under the present Agreement irrespective of the date when such claims become due, Holdings hereby grants the Bank a right of pledge, a right of retention and setoff on all assets (including claims against the Bank) held in Holdings’ account with the Bank identified by account number 262 785 / 1S.

Moreover this Facility is subject to the Bank’s General Terms and Conditions as well as to any other relevant contractual documents signed by the Clients in connection with the granting of security in favour of the Bank.

9.	Events of Default

The following events shall each constitute an Event of Default:

9.1	The Clients fail to pay when due any amount payable by them hereunder and such amount has not been paid within 3 (three) Geneva banking days after the Clients have received notice from the Bank of such non payment;

9.2	Any Client fails to duly perform or comply with any of its other obligations under this Agreement, the Security Agreement, the Account Agreement (as defined below) or any other agreement or document entered into with the Bank in connection with the issuance of the L/Cs or the funding of any Advances and such default, if capable of remedy, is not remedied within 5 (five) Geneva banking days after the Bank has given notice thereof to the Client;

9.3	Any representation or statement made by the Clients within the framework of this Agreement, the Security Agreement, the Account Agreement or in any certificate, agreement, instrument or document contemplated by any of the foregoing or made or delivered pursuant hereto, is or proves to be or have been incorrect, untrue or misleading in any material respect;

9.4	Any Client is voluntarily liquidated or ceases its business;

9.5	The form or the corporate purpose of any Client is changed or its registered office is transferred to another country;

9.6	Any material adverse change occurs in relation to Statoil, its ownership, business, property, assets, operation or financial condition which might in the opinion of the Bank adversely affect the Clients’ ability to meet their reimbursement obligations hereunder;

9.7	(a) Any Client fails to pay any amount in excess of USD 10,000,000 (United States Dollars ten million) whenever due and payable under any other obligation towards the Bank or any third party, (b) any encumbrance over material assets of any Client in respect of such failure to pay is enforced and such enforcement shall impair the ability of the Client to perform its obligations under this Agreement and (c) an Event of Default under the PBF Financing Documents and such Event of Default is not waived in accordance with the terms of such PBF Financing Document or cured within the applicable grace period set forth in such PBF Financing Document;

9.8	A merger of businesses affects any Client in such a way that it is no longer a separate legal entity, unless the surviving or acquiring entity resulting therefrom succeeds to all the obligations of such Client towards the Bank and secures such obligations in a manner acceptable to the Bank; or, a major reorganisation of any Client has, a negative impact on its ability to meet its obligations under the Facility, unless such reorganisation provided, in the reasonable opinion of the Bank, satisfactory protection of all obligations towards the Bank;

9.9	Any Client is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or by reason of existing or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness; or any Client becomes insolvent in accordance with the laws applicable to it;

9.10	A moratorium is declared in respect of any indebtedness of any Client; or an order, instruction or decree is issued by a court with jurisdiction over such Client showing that such Client has filed a petition in bankruptcy, or a petition in bankruptcy has been filed against it, or any proceedings seeking a reorganisation arrangement or suspension of payments or a general readjustment or rescheduling of its indebtedness or insolvency are filed by or against it; the issuance of an order, instruction or decree confirming that any Client is seeking a reorganisation arrangement/general readjustment or rescheduling of its indebtedness according to the applicable jurisdiction;

9.11	The issuance of an order, instruction or decree from a court with jurisdiction over any Client, appointing a liquidator, receiver, trustee, sequestrator or similar official body to assume the responsibility on behalf of such Client and its assets, or enacting the dissolution or liquidation of the operations of such Client, and any of these orders, instructions or decrees remain in force for a period of more than 30 (thirty) consecutive calendar days or the filing by any Client of an application for the appointment of such liquidator, receiver, trustee, sequestrator or similar official to assume the responsibility for its assets;

9.12	A moratorium is established on the payment of interest or repayment of principal on international debts and such moratorium is likely to prevent such Client from performing any of its obligations under or in connection with this Agreement;

9.13	Any enforcement proceedings, including without limitation any expropriation, attachment, distress or execution affects any asset or assets of any Client, having an aggregate value of USD 10,000,000 (United States Dollars ten million) and which are not discharged within 30 (thirty) calendar days;

9.14	Any of the security constituted in favour of the Bank is or becomes null and void or otherwise ineffective or unenforceable;

9.15	Should any material adverse change in the ownership of any Client occur (other than an initial public offering of Holdings’ stock), the Bank has the right to enter into new negotiations with such Client on the terms and conditions of this Agreement. In the event that such negotiations do not lead to an agreement within one (1) month (or such longer time as the Bank may permit), which in form and substance is satisfactory to the Bank, such material adverse change of ownership shall allow the Bank to declare an Event of Default according to this Agreement;

9.16	The certificate of formation, limited liability company agreement or any other organizational document of any Client is altered in such a manner that the resulting certificate of formation, limited liability company agreement or other organizational document is in conflict with this Agreement or otherwise violates any Clause hereunder;

9.17	The auditors of the Clients when certifying any of the Clients’ annual financial statements have made substantial adverse qualifications or have refused to certify them;

9.18	Any original of the relevant Bills of Lading relating to the Hydrocarbon Assets covered by any L/C or any Advance (i) is delivered to a person other than the Bank or its agent and (a) such person is a Client, such incorrect delivery is not cured within three (3) Geneva business days or (b) such person is not a Client, such incorrect delivery is not cured within five (5) Geneva business days or (ii) is not validly and duly endorsed to the order of the Bank (except to the extent the Bank has such Bills of Lading in its possession and is validly authorized to endorse such Bills of Lading on behalf of the Clients to the order of the Bank);

9.19	Any Cargo Confirmation Notice is terminated or amended, supplemented or otherwise modified or assigned (other than in connection with a change in the Destination Point specified in such Cargo Confirmation Notice to another Destination Point, which Destination Point may be determined by the Clients and Statoil in accordance with the applicable Sale Contract, provided that any such change to the then-current Cargo Confirmation Notice shall be promptly provided to the Bank) without the prior written approval of the Bank;

9.20	Statoil ceases to be the counterparty to either Sale Contract, or Statoil transfers or assigns (other than any transfer or assignment to an affiliate of Statoil operating in the United States and that Statoil ASA controls and owns greater than 50% of the equity interests in) any of its rights or obligations thereunder with respect to the Hydrocarbon Assets (including, without limitation, the obligation to purchase such Hydrocarbon Assets), unless (i) the Bank, in its sole discretion, approves in writing such transfer or assignment, (ii) the new counterparty executes the Account Agreement and the Intercreditor Agreement (as defined below) (or an amendment or supplement to each such document) and (iii) the Clients execute such amendments and provide such information reasonably requested by, and in form and substance satisfactory to, the Bank;

9.21	The occurrence of any “Default” or “Event of Default,” as each as such term is defined in the Second Lien Documents (as defined in the Amended and Restated Intercreditor Agreement dated as of even date herewith, between Bank, Statoil and the Clients);

9.22	This Agreement, the Security Agreement, the Account Agreement or the Intercreditor Agreement, or any material provision thereof, shall for any reason, except to the extent permitted by the terms thereof, ceases to be in full force and effect and valid, binding and enforceable in accordance with its terms against each Client or shall be repudiated by either Client, or either Client shall so state in writing.

10.	Consequences of an Event of Default

In the event of the occurrence and continuation of an Event of Default, the Bank may at its entire discretion:

(a)	increase the rate of commissions and fees applicable to the L/Cs or any Advances; and/or

(b)	demand that the Clients cause the Beneficiary of the L/Cs to release the Bank from any liability thereunder; and/or

(c)	demand that the Clients cover the Bank’s exposure under the L/Cs and the Advances by providing cash or other collateral to the satisfaction of the Bank, which collateral may be used freely by the Bank to cover any disbursement made or any Advance, interest, fee or other amount due hereunder, and the remaining portion of which, if any, will be released back to the applicable Client upon expiry of the L/Cs and repayment in full of all Advances and any interest or other amounts due with respect thereto; and/or

(d)	terminate this Agreement effective immediately and demand that the Bank’s exposure under all outstanding L/Cs and Advances be released, repaid or secured as provided for under items (b) and (c) of this Clause 10.

Delay or failure to act immediately on any default will not affect the Bank’s rights. Upon the occurrence and during the continuance of an Event of Default, the Clients authorise the Bank to apply any credit balance to which the Clients are entitled on any of their accounts with the Bank in satisfaction of any sum due and payable by the Clients to the Bank under this Agreement but unpaid; for this purpose, the Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

11.	Notices

Any notice, request or other communication to be given or made under this Agreement shall be in writing and be given by facsimile or letter addressed to the addresses as set forth hereunder or to such other address or facsimile numbers as is notified in writing from time to time by one party to the other parties under this Agreement.

For the Bank:

BNP Paribas (Suisse) SA

2, Place de Hollande, P.O. Box

CH - 1211 Geneva 11

Switzerland

Attention: Bernard Le Goff

Telecopier No.: 41 58 212 26 84

Email: Bernard.legoff@bnpparibas.com

For the Clients:

PBF Holding Company LLC

1 Sylvan Way, 2nd Floor

Parsippany, NJ 07054-3887

Attention: Jeffrey Dill

Telecopy: 973-455-7562

Notices addressed shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery) or 2 (two) days after posting (in the case of letters). Any notice received on a non banking day in Geneva or after 4.30 p.m. in Switzerland shall be deemed to be given on the next following banking day in Geneva.

12.	Assignment, syndication and insurance

Subject to clause (ii) of the following paragraph, the Bank and any assignee of or participant in the Bank’s rights hereunder (collectively, “Credit Providers”) are each expressly authorised to assign its rights under this Agreement to and/or to syndicate or otherwise cover its thereto related risks with one or more third parties of its choice (the “Participant”) and to disclose the existence and contents of this Agreement to the Participant, and upon any Credit Provider’s request the Clients shall issue a confirmation in writing to the effect:

(a)	that the Credit Provider is authorised to so assign, syndicate or cover its risks;

(b)	that the Credit Provider is authorised to notify the assignment to the Clients and to the Beneficiary;

(c)	that the Participant may rely on the accuracy of the representations made and warranties given by the Clients as if they had been made directly in favour of the Participant;

(d)	that the Clients shall fulfil directly in favour of the Participant all duties and obligations resulting from the undertakings originally committed to by the Clients towards the Bank as if they had been given directly to the Participant.

Such participation, syndication or assignment shall be authorized (i) without the consent of the Clients in the case of a participation or an assignment to an affiliate or subsidiary of the Bank or arising as a result of a corporate restructuring or merger of the Bank or (ii) otherwise with the prior written consent of the Clients.

In addition, the Bank shall be authorised to disclose the existence and contents of this Agreement and of the L/Cs and Advances to its parent company for risk consolidation, supervision and related purposes, to its auditors and regulators as well as to its agents and representatives in the course and for the purpose of performing its obligations hereunder.

No Client has any right to assign or to transfer any of its rights and/or obligations under this Agreement to any third party without the prior written consent of the Bank.

13.	Governing law and jurisdiction

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved exclusively by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be one. The seat of the arbitration shall be in Geneva, Switzerland. The arbitral proceedings shall be conducted in English. In addition, the parties hereto agree and recognize that no courts in the United States of America or abroad now or in the future will have general, specific or personal jurisdiction over the Bank.

14.	Effective Date and Termination Date

The Facility shall become effective (the “Effective Date”) upon:

(a)	execution of the present Agreement by duly authorised representatives of the Clients and the Bank;

(b)	execution of the Second Amended and Restated Account Agreement by the Clients, the Bank and Statoil (the “Account Agreement”);

(c)	execution of the Second Amended and Restated Security Agreement referred to in Clause 8(a) above

(d)	execution of the Amended and Restated Intercreditor Agreement by the Bank, Statoil and the Clients (the “Intercreditor Agreement”);

(e)	receipt of a legal opinion from Kirkland & Ellis LLP (i) confirming the validity, enforceability and perfection of the Bank’s security interest in the Hydrocarbon Assets and all other collateral described in the Security Agreement, (ii) confirming that the execution, delivery and performance of the Clients of this Agreement and the Security Agreement do not violate the existing senior credit facilities of any Client, and (iii) addressing such other customary matters as may be reasonably requested by the Bank;

(f)	receipt of a certificate from the Clients that no Event of Default within the meaning of Clause 9 hereof has occurred and is continuing, and all the representations made and warranties given under Clause 6 hereof are true and accurate as of the Effective Date;

and shall terminate as of the date that is 364 days after the Effective Date (the “Termination Date”), and all parties hereto agree that no further L/Cs shall be issued, and no further Advances shall be funded, hereunder on and after the Termination Date. All L/Cs still outstanding on the Termination Date shall continue in force and effect until maturity on the basis of their own terms. Until such time as (i) each L/C has expired in accordance with its terms or has been terminated undrawn or, if drawn, has been discharged by payment in full in cash (other than unasserted contingent obligations) by the Clients or fully cash collateralized in a manner acceptable to Bank and (ii) all Advances, together with all interest and other amounts due with respect thereto, have been repaid in full (other than unasserted contingent obligations), then all covenants, agreements, representations and warranties made by the Clients herein and in the certificates or other agreements or instruments delivered in connection herewith shall continue in force and effect.

15.	Miscellaneous

15.1	No amendment, addendum or appendix to this Agreement shall be valid unless made in writing with a reference to this Agreement and signed by the parties.

15.2	It is acknowledged and agreed that the Bank shall under no circumstances be liable or responsible for any loss sustained or damage incurred by the Clients or any third party in the course of performing its obligations under this Agreement and under the L/Cs, unless such Client or such third party can prove that said damage or loss has been caused exclusively by the Bank’s wilful misconduct, bad faith or gross negligence.

15.3	If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

15.4

The parties hereto acknowledge that this Agreement amends and restates the Existing L/C Facility Agreement in its entirety, and that each Existing L/C is deemed to be issued under this Agreement. It is the intent of the parties hereto this Agreement neither constitute a novation of the obligations and liabilities existing under the Existing L/C Facility Agreement nor evidence termination of any such obligations and liabilities (except to the extent any such obligations or liabilities have been repaid in full by the Clients prior to or on the date hereof) and that this Agreement amend and restate in its entirety the Existing L/C Facility Agreement and hereafter evidence the obligations (except to the extent any such obligations have been repaid in full by the Clients prior to or on the date hereof) of the Clients outstanding thereunder. The parties hereto acknowledge that this Agreement shall continue to evidence the representations and warranties made by the Clients under the Existing L/C Facility Agreement, that this Agreement shall continue to evidence any action or omission performed or required to be performed under the Existing L/C Facility Agreement, and that the amendments and restatements set forth herein shall not cure any breach of any provisions of the Existing L/C Facility Agreement or any default or Event of Default under the Existing L/C Facility Agreement.

Made in Geneva, Switzerland, in two originals on the date first above written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

PBF HOLDING COMPANY LLC

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	Chief Financial Officer

PAULSBORO REFINING COMPANY LLC

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	Chief Financial Officer

DELAWARE CITY REFINING COMPANY LLC

By:	/s/ Matthew Lucey
Name:	Matthew Lucey
Title:	Chief Financial Officer

BNP PARIBAS (SUISSE) SA

By:	/s/ B. LE GOFF
Name:	B. LE GOFF
Title:

By:	/s/ O. PRASKI
Name:	O. PRASKI
Title:

Signature Page to

Second Amended and Restated Letter of Credit Facility Agreement

SCHEDULE 1

UTILISATION REQUEST

TO:	BNP PARIBAS (SUISSE) SA

2, Place de Hollande

CH – 1211 Geneva 11

Switzerland

Att: Bernard LeGoff & Marco Macrina

FROM:	PBF HOLDING COMPANY LLC

DATE:	(INSERT DATE)

RE:	SECOND AMENDED AND RESTATED LETTER OF CREDIT FACILITY AGREEMENT, dated April 24, 2012, among PBF Holding Company LLC, Paulsboro Refining Company LLC, Delaware City Refining Company LLC, and BNP Paribas (Suisse) SA (hereinafter referred to as the “Agreement”; all capitalized terms used in this Borrowing Request shall have the same meaning as in the Agreement, unless expressed otherwise)

L/C Number:

Amount:

Expiry:

Covering:

Delivery Date:

Destination:

In consideration of you issuing this Standby Letter of Credit under our full liability guaranteeing the purchase price of the above mentioned goods, we hereby grant to you, BNP Paribas (Suisse) SA, Geneva, a first priority security interest in such goods.

We acknowledge that (i) all conditions precedent specified in Clause 2 of the Agreement are satisfied by at the date of this Utilisation Request, (ii) the Representations and Warranties provided in Clause 6 of the Agreement are true and accurate as of the date hereof and as of the date of the issuance of the letter of credit, and (iii) and no Event of Default within the meaning of Clause 9 of the Agreement has occurred or is continuing or will occur as a result of making the issuance of the letter of credit requested by the Utilisation Request.

We hereby also confirm that the proceeds of our sale to Statoil Marketing & Trading LLC fixed at the price of              and due for payment at              for which you will receive before the issuance of your letter of credit a purchase confirmation and irrevocable payment undertaking directly from them, which are irrevocably assigned in favour of your Bank in accordance with the Second Amended and Restated Security Agreement signed by us on April 24, 2012.

The above specifically refers to and is covered by the General Conditions and any other relevant document signed by ourselves in favour of your Bank.

PBF HOLDING COMPANY LLC

By:
Name:
Title:

FOOTNOTE

In consideration of you issuing this Standby Letter of Credit (“L/C”) under our full liability guaranteeing the purchase price of the above-mentioned Hydrocarbon Assets, we hereby grant to you, BNP Paribas (Suisse) SA, Geneva, a first priority security interest in such Hydrocarbon Assets.

We hereby also confirm that the proceeds of our sales to Statoil Marketing & Trading LLC (Statoil), in each case, for which you will receive before the issuance of your L/C applicable thereto a purchase confirmation and irrevocable payment undertaking directly from them, are irrevocably assigned in favour of your Bank in accordance with the Second Amended and Restated Security Agreement signed by us on April 24, 2012.

The above specifically refers to and is covered by the General Conditions and any other relevant documents signed by ourselves in favour of your Bank.

SCHEDULE 2

BORROWING REQUEST

TO:	BNP PARIBAS (SUISSE) SA

2, Place de Hollande

CH – 1211 Geneva 11

Switzerland

Att: Bernard LeGoff & Marco Macrina

FROM:	PBF HOLDING COMPANY LLC

DATE:	(INSERT DATE)

RE:	SECOND AMENDED AND RESTATED LETTER OF CREDIT FACILITY AGREEMENT, dated April 24, 2012, among PBF Holding Company LLC, Paulsboro Refining Company LLC, Delaware City Refining Company LLC, and BNP Paribas (Suisse) SA (hereinafter referred to as the “Agreement”)

All capitalized terms used in this Borrowing Request shall have the same meaning as in the Agreement, unless expressed otherwise.

We, PBF Holding Company LLC, hereby request your Bank to make available in our favour the following Advance in cash in accordance with the terms and conditions set forth in the Agreement.

- Amount : USD              (United States Dollars             )

- Purpose: Covering the payment to Saudi Arabian Oil Company for              barrels of Hydrocarbon Assets delivered on                  in accordance with the terms of the Purchase Contract effective as of [insert date of applicable Purchase Contract] with Saudi Arabian Oil Company.

We acknowledge that (i) all conditions precedent specified in Clause 2 of the Agreement are satisfied by at the date of this Borrowing Request, (ii) the Representations and Warranties provided in Clause 6 of the Agreement are true and accurate as of the date hereof and as of the date of the Advance, and (iii) and no Event of Default within the meaning of Clause 9 of the Agreement has occurred or is continuing or will occur as a result of making the funds available under this Borrowing Request.

In consideration of the Bank’s financing for our account the purchase of the Hydrocarbon Assets described above, we hereby grant to you, BNP Paribas (Suisse) SA a first priority security interest in such Hydrocarbon Assets. We hereby also confirm that the proceeds of our sales of such Hydrocarbon Assets to Statoil Marketing & Trading LLC, for which you have received a purchase confirmation and irrevocable payment undertaking directly from them, are irrevocably assigned in favour of your Bank in accordance with the Second Amended and Restated Security Agreement signed by us on April 24, 2012.

The above specifically refers to and is covered by the General Conditions and any other relevant documents signed by ourselves in favour of your Bank.

PBF HOLDING COMPANY LLC

By:
Name:
Title:

SCHEDULE 3

EXISTING LETTERS OF CREDIT

1.	LCIS 11050501 – 930M bbls; $126.25 million; issued 3/28/12; expiry 5/29/12

2.	LCIS 11055571 – 930M bbls; $125.25 million; issued 4/10/12; expiry 6/5/12

SCHEDULE 4

INSTRUCTIONS

RE PBF HOLDINGS/DOX/01/2011

A	DOCUMENTS	ORIGINALS	COPIES

	BILLS OF LADING	3/3	6
	CERTIFICATE OF ORIGIN	1	6
	CERTIFICATE OF QUALITY	1	6
	CERTIFICATE OF QUANTITY	1	6
	LOADING TIME SHEET	1	6
	CARGO MANIFEST	1	6
	ULLAGE REPORT	1	6
	MASTERS SAMPLE RECEIPT	1	6
	MASTERS DOCUMENT
	RECEIPT	1	6
	CONSIGNOR	BOLANTER CORPORATION NV
		TO THE ORDER OF PBF HOLDING
	CONSIGNEE:	COMPANY LLC

		STATOIL MARKETING & TRADING (US)
	SHIPPER:	INC.

B	DISTRIBUTION OF DOCUMENTS

1	MASTER FOR OWN USE	1 COPY ALL DOX

2	MASTER FOR RECEIVER	1 COPY ALL DOX

3	BOLANTER CORPORATION NV	1 COPY ALL DOX

C/O SAUDI PETROLEUM OVERSEAS LTD

LANSDOWNE HOUSE, BERKELEY SQUARE,

LONDON, W1J 6ER

ATTN: CRUDE OIL

OPERATIONS

4	SAUDI ARAMCO	1 COPY ALL DOX

DHAHRAN 31311

SAUDI ARABIA

ATTN: THE MANAGER CRUDE OIL SALES & MARKETING

5	PBF Holding Company LLC	1 COPY ALL DOX

1 SYLVAN WAY, 2ND FL

PARSIPPANY, NJ 07054

ATTN: VIVIAN BONVIVANT

6	BNP PARIBAS (Suisse) S.A.	ORGINALS

ATTN: M. MACRINA / AC1/ TEL: 41 58 212 2705

PLACE DE HOLLANDE, 2

1211 GENEVA 11/

SWITZERLAND

7	Statoil Marketing & Trading (US) Inc (Buyer’s Assignee)	1 COPY ALL DOX

1055 Washington Blvd

Stamford, Ct

ATTN: Kevin Mullin

C	SAILING CABLES

IMMEDIATELY AFTER LOADING PLEASE EMAIL FULL LOAD DETAILS TO:

1	SAUDI PETROLEUM OVERSEAS LTD LONDON

ATTN CRUDE OIL OPERATIONS

2	SAUDI ARAMCO DHAHRAN

ATTN THE MANAGER CRUDE OIL SALES & MARKETING

3	PBF HOLDING COMPANY LLC

ATTN: CRUDE OPERATIONS

4	STATOIL MARKETING & TRADING (US) INC

ATTN: CRUDE OPERATIONS

D	SAMPLES

E	RELEASE

CARGO MUST NOT LOAD UNTIL RELEASED BY BOLANTER